                                                                   EXHIBIT 10.24

28 July 2000

Richard Jones Esq
6 Ashley Road
Sevenoaks
Kent
TN13 3AW

Dear Richard

I am very pleased to set out the terms of our offer of employment with Exult Ltd ("the Company") as Senior Vice President of International Operations. This offer letter, together with sections 2-3 of the Company's Employment Handbook, will form your contract of employment. If there is any inconsistency between the terms of this letter and any provision in those sections of the Handbook, the terms of this offer letter will take precedence. "Associated Company" means an associated company of the Company within the meaning of Section 416(1) of the Income and Corporation Taxes Act 1998 and references to "Associated Companies" shall mean any and all such companies.

DUTIES AND RESPONSIBILITIES

Your duties will include responsibility for all client service centers of the Company and its Associated Companies including Exult, Inc., including profit/loss responsibility, location and strategy planning and recommendations, sales assistance, and such other duties as you may reasonably be required to carry out from time to time, including being appointed to serve as a member of the Company's Board of Directors. We are currently in the process of formulating the corporate structure for Exult's operations outside the US and the management of that structure and we would welcome your input into the process.

You will report to the Operations President of Exult, Inc. or such other person as may be designated by Exult, Inc.'s Chief Executive Officer (the "CEO"). During your employment and from time to time, you may also be requested to perform tasks or projects for other members of the team.

LOCATION, VISA AND TAX MATTERS

Initially, you will be based at the Company's place of business in 60 Lombard Street, London, EC3V 9EA. However, the nature of your duties will be such that you may be required to travel and/or work at client sites in the course of your employment. With consideration to the amount of intercontinental travel your roles will involve, notwithstanding anything in the Company's Employment Handbook or policies to the contrary, you may travel First Class BA sleeper or its equivalent. You may also be relocated to another of the Company's or any Associated Company's offices within the United Kingdom as the Company may reasonably require from time to time. An Associated Company is a company which is a subsidiary or a holding company of the Company or a subsidiary of the holding company of the Company (other than the Company).

The Company will pay the costs incurred in obtaining the visas you require in connection with performance of your duties to the Company. In addition, the Company will indemnify you for any incremental foreign income taxes you incur as a result of your travel and work on behalf of the Company outside of the UK, if and to the extent that your total income tax obligations in the UK and foreign jurisdictions where you incur an actual income tax liability as a result of your work on behalf of the Company exceed what your total UK tax obligations would have been had you performed your duties solely in the UK and therefore not been subject to such foreign income taxes.

CASH COMPENSATION

Your annual base salary is (pound)250,000, payable monthly in arrears in accordance with the Company's regular payroll schedule. Your salary shall be inclusive of any fees or other sum received by you as a Director of the Company. It shall be reviewed annually at the discretion of the Company but without any commitment to increase.

The Company reserves the right at any time during, or in any event on termination, to deduct from your salary any overpayment made and/or monies owed to the Company or any Associated Company by you including but not limited to excess holiday, outstanding loans, advances, relocation expenses and the cost of repairing any damage or loss to the Company's property caused by you. You will be eligible to participate in the Company's benefits programmes subject to the terms and conditions of such programmes from time to time in force, details of which are contained in the Company's Handbook and in the paragraphs below.

Your target annual bonus will be (pound)125,000 and will be prorated for your initial period of employment from your commencement date to 31 December 2000. The target annual bonus amount is intended to reward contribution to the Company's performance through the end of each financial year (currently 1 Jan to 31 December) and to retain your contribution for the following year. Consequently, bonus payments will only be made to you if you are employed at the date of payment, have complied with all your obligations to the Company and have neither given notice to terminate your employment with the Company nor received notice to terminate your employment from the Company. Your bonus is discretionary and will be based upon the financial performance of the Company and its Associated Companies as a whole as measured by the Board of Directors of Exult, Inc. and CEO.

EQUITY COMPENSATION

Concurrently with commencement of your employment, you will receive a grant of options to purchase 400,000 shares of common stock of Exult, Inc. These options will be granted pursuant to Exult, Inc.'s 2000 Equity Incentive Plan, a copy of which has been provided to you, except that if, at the time your employment commences, Inland Revenue has not yet approved a share scheme under the 2000 plan, then the portion of the options eligible for tax-advantaged treatment under Exult, Inc.'s Inland Revenue-approved scheme will be granted pursuant to Exult, Inc.'s 1999 Stock Option Stock Issuance Plan, a copy of which has also been provided to you. All options will be administered pursuant to the plan pursuant to which they are granted. The exercise price per share for all options will be equal to the fair market value of a share of Exult, Inc. common stock on the date of grant, which under the 2000 plan is the closing price on the day before the date of grant, and under the 1999 plan is the closing price on the date of grant. The term of the options will be ten years, and all options will vest with respect to one-fourth of the underlying shares on the first anniversary of the date of grant, and with respect to the remaining three-fourths of the underlying shares in 36 equal monthly installments thereafter. Term and vesting are subject to the terms of the plan pursuant to which the options are issued.

CAR ALLOWANCE

You will receive a Car Allowance of (pound)12,000 per annum subject to PAYE tax and National Insurance contributions. This allowance is not part of your base salary and will not be used in the calculation of any benefits which are salary related.

LOAN

The Company or an Affiliated Company will lend you up to an aggregate of 342,000 pounds sterling (the "Maximum") to assist you in meeting your income tax obligations pursuant to a Loan Agreement entered into concurrently with this offer letter.

ADDITIONAL BENEFITS

You will be entitled to receive Private medical insurance for yourself, your spouse or cohabitee, and any dependent children.

The Company offers all eligible staff membership of the Exult Ltd Group Personal Pension Plan, details of which are set out in the enclosed leaflet.

Details of the Company sick pay scheme are set out in the Handbook

WORKING HOURS

You do not have normal hours of work as you are only required to work such hours as may be necessary for the proper performance of your duties. Because of the autonomous nature of your role under your contract of employment, the duration of your working time is not measured, monitored or determined by the Company. Accordingly, the limit on weekly working time prescribed by the Working Time Regulations does not apply to your employment.

HOLIDAY

You are entitled to 25 working days holiday annually. The Company holiday year runs from 1 January to 31 December. Holiday is accrued on a monthly basis. Pay in lieu of holidays will not be granted, apart from, in the Company's absolute discretion, in your year of leaving. You may be required by the Company to take any outstanding holiday during your notice period. You are also entitled to 8 statutory and Bank Holidays and further details are set out in the Handbook

RESTRICTIVE COVENANTS

You agree to be bound by certain obligations both during and after the termination of your employment. For the details of these obligations, please consult the sections PROFESSIONAL CONDUCT, CONFIDENTIALITY AND CONFIDENTIAL INFORMATION, COPYRIGHT AND INTELLECTUAL PROPERTY AND POST-TERMINATION OBLIGATIONS in section 2 of the Handbook Due to the international nature of your role references in those sections of the Handbook to "Exult" shall mean the Company and/or any Associated Company on whose behalf you are, more than incidentally, fulfilling your role in the course of your employment with the Company. Stock options granted to you may also be affected by your conduct both during and after the termination of your employment. For details, please consult the stock option documentation.

In addition, because of the access to confidential information that you will have during your employment and the investment the Company and/or any Associated Company will make in your relationships with its clients you agree that:

1. For the first 6 months after the end of your employment with the Company you are not to engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company and/or any Associated Company was involved at the date of, or in the 12 months before the date of, the termination of your employment, and about which you possessed confidential information, nor are you to engage in any other business activities that conflict with your continuing obligations to the Company and/or any Associated Company.

2. For a period of 12 months after termination of your employment with the Company for yourself or any third party, you are not to solicit, divert or attempt to divert from the Company and/or any Associated Company any Client of the Company or any Associated Company, or induce any such Client to terminate its existing business relationship or otherwise and in any manner attempt to interfere with that business relationship between the Company and/or any Associated Company and any such Client. For the purposes of this provision a Client is a person or persons who dealt with the Company and/or any Associated Company within the period of 12 months before the termination of your employment and with whom you were more than incidentally involved in that dealing. A Client is also a person or persons to whom the Company and/or any Associated Company has made a written proposal or has made a formal business presentation concerning the development, availability or supply of its services, where you are or were more than incidentally involved in the preparation or delivery of the proposal or presentation, and that proposal or presentation has not been definitively rejected by the Client.

3. For a period of 12 months following the termination of your employment with the Company, on behalf of yourself or any other person or entity, you are not to induce, solicit, entice or procure the services of any person who is at the time of the termination of your employment or had been in any part of the 12 months immediately preceding the termination of your employment a Key Exult Person to leave such employment. For the purposes of this provision Key Exult Person means any person engaged or retained (on any basis or in any capacity) by the Company and/or any Associated Company at the level of manager or above and with whom you had more than merely incidental contact in the performance of your duties in the 12 months immediately preceding the termination of your employment.

These periods of restriction shall be reduced by any leave period (see GARDEN LEAVE in the Employment Handbook) served by you immediately preceding the termination of your employment. Each of the above restrictions is separate and severable from the other.

If you apply for, or are offered by any other person, firm, company, business, entity or other organisation whatsoever during the continuance of this employment or during the continuance in force of any of the post-termination obligations contained in this letter, in order to ensure that such other party is fully aware of your obligations you will promptly, and before entering into any contract with any such third party, provide to such third party a full copy of this letter and the following provisions in section 2 of the Handbook:
PROFESSIONAL CONDUCT, CONFIDENTIALITY AND CONFIDENTIAL INFORMATION, COPYRIGHT AND INTELLECTUAL PROPERTY and POST-TERMINATION OBLIGATIONS.

RETIREMENT AND TERMINATION

Normal retirement age is 60 years. Subject to the terms contained in your contract of employment regarding earlier termination, your employment shall continue until terminated by you giving the Company 6 months' written notice or by the Company giving you written notice in accordance with the following provisions. If on receipt of written notice to terminate your employment from the Company, you forthwith execute and deliver to the Company an unconditional and binding release in a form acceptable to the Company, of all claims against the Company, and Associated Companies and their Officers and employees, arising in connection with your employment and/or its termination, you shall be entitled to 12 months' notice. In all other circumstances (apart from summary termination) you shall be entitled to the statutory minimum period of notice.

The Company reserves the right at its absolute discretion to pay salary in lieu of notice. For the avoidance of doubt, this does not confer any entitlement on your part to receive, nor any obligation on the part of the Company to make, such a payment or payments. If, in the opinion of the Company, you are guilty of gross misconduct then you will be summarily dismissed without prior notice or any payments in lieu of such notice. In addition, you will forfeit any other benefit or entitlement normally due to you under the terms of your employment (apart from any accrued holiday pay entitlement). Examples of gross misconduct are contained in the DISCIPLINARY POLICY section of the Handbook. You may also be subject to summary termination without notice or payment in lieu thereof if there is a repeated failure on your part to achieve reasonable performance standards that have been described by the Company in writing and communicated to you in reasonable detail, or you continue to neglect the performance of duties assigned to you after receipt of a written notice from the Company specifying such neglect in reasonable detail and demanding it be corrected.

Details of the Company's grievance and disciplinary procedures are contained in the Handbook. The Company reserves the right to change its disciplinary procedure without prior notice.

The Company may at any time, including but not limited to where either you or the Company gives notice to terminate your employment or for the purposes of investigating any disciplinary matter, require you not to attend for work and/or not to undertake all or any duties for such period as the Company may specify ("the leave period"). The leave period shall not exceed 6 months. The Company's obligations to you and your obligations to the Company during the leave period are set out in the GARDEN LEAVE provision in section 2 of the Handbook.

AMENDMENTS

The Company reserves the right to amend your terms of employment from time to time. You will be notified of any changes in writing.

COLLECTIVE AGREEMENTS

No collective agreements directly affect the terms and conditions of your employment.

ENTIRE UNDERSTANDING

This offer letter together with sections 2-3 of the Handbook contains the entire understanding of the Company and you with respect to your employment with the Company and supersedes and replaces all previous and contemporaneous agreements, understandings, negotiations, and discussions whether oral or written. You acknowledge that you are not accepting this offer in reliance upon any representation, warranty, understanding or other agreement not expressly set out in this letter. Without limiting the foregoing, the attributes of your employment have been determined in light of legal requirements and customs in the UK and are solely as set forth in this offer letter and the documents presented to you in connection with this offer letter. You are not entitled to employment attributes of employees of the Company or any Associated Company resident in the United States or other areas outside the UK.

GOVERNING LAW AND JURISDICTION

The agreement contained in this offer letter shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the non-exclusive jurisdiction of the English Courts.

TIMETABLE AND ACCEPTANCE CONDITIONS

You have until 14 August 2000 to confirm your acceptance of this offer. If you have not accepted the offer by then, or been granted an extension of time for your acceptance, the offer will lapse without further notice being given to you.

Should you accept this offer, your employment will commence on the later of (a) 1 September 2000, or (b) one week after the day of your retirement from Andersen

Consulting (your "commencement date"). It is a condition precedent to and essential term of your employment and any agreement between us that you have lawfully and effectively ceased to be a partner of and resigned and retired from Andersen Consulting, that you are not under any other restriction which may prevent, delay or impede your commencing employment with the Company, and that the commencement date is not later than 15 October 2000.

None of your employment with any previous employer counts as part of your period of continuous employment with the Company for the purposes of the Employment Rights Act 1996.

If you accept this offer, please indicate so by signing the attached copy and returning it along with Attachments 1 and 2. Please also fill in and return the attached Equal Opportunity Policy Monitoring and Information Sheet.

The Company will not require a medical report as a condition of your employment. If you have a disability which may require reasonable adjustments to be made to your working environment or to the arrangements made for your working, you should indicate on the Equal Opportunity Monitoring and Information Sheet what reasonable adjustments may be necessary.

I look forward to your reply and very much welcome the prospect of you joining the Company.

Yours sincerely,


Shirley Spencer
HR Director


I accept the Company's offer of employment.

I acknowledge that I have received a copy of the Exult Employment Handbook and I understand that sections 2-3 of the Handbook, together with this offer letter, constitute the terms and conditions of my employment as well as the rights, duties, responsibilities and obligations of my employment with Exult. I understand and agree that it is my responsibility to read and familiarise myself with the provisions of the Handbook.

I undertake to comply with the obligations contained in the following provisions in section 2 of the Handbook: PROFESSIONAL CONDUCT, CONFIDENTIALITY AND CONFIDENTIAL INFORMATION, COPYRIGHT AND INTELLECTUAL PROPERTY and
POST-TERMINATION OBLIGATIONS.

I HAVE CAREFULLY READ AND UNDERSTAND THE FOREGOING ACKNOWLEDGEMENT.


---------------------------------------- ---------------------------------------
Signature of Employee                    Date


--------------------------------------------------------------------------------
Full Name (Type or Print Legibly)

                                  ATTACHMENT 1

(Any expression used in this attachment which is defined in the offer letter of 25 July 2000 has the same meaning as it has in that document unless the context in which it is used here necessarily excludes that meaning).

In order to induce the Company to employ me on the terms set out or referred to in the offer letter of 25 July 2000 and as assurances of my conduct while performing my duties as an employee and in connection with my employment, I make the following representations and I undertake that:

A.    I have been fully advised of, and understand:

      - My obligations under and the terms of all agreements or other instruments governing or relating to my employment by my former employer, my duties as an employee and former employee of my former employer and otherwise my general duties, now and hereafter, to my former employer in law and in equity and

      - my obligations under and the terms of the offer letter of 25 July 2000 and this attachment.

B. I am not under any restriction which may prevent, delay or impede my commencing employment with the Company on a date to be confirmed and/or carrying out my duties. If I am under any such restriction, I undertake to indemnify the Company against all claims, costs, damages, liabilities and expenses which the Company may incur in connection with any claim that I was under any such restriction.

C. I am not now and will not hereafter act in breach of my obligations to my former employer while performing my duties as an employee or otherwise in connection with my employment. I understand the Company does not now and will not hereafter require me to act in any way which will breach your obligations to my former employer.

D. Without in any way detracting from the generality of paragraph C, I will not, during my employment with the Company, improperly use or disclose any confidential information belonging to my former employer. I will not bring onto the premises of the Company or in any other way use or refer to any unpublished document or any property belonging to my former employer unless consented to in writing by them. Before commencing my employment with the Company I will return all property and confidential information belonging to my former employer.

Signed                                    Date
      --------------------------------        ----------------------------------

                                  ATTACHMENT 2

DATA PROTECTION ACT

I agree that the Company may process and transfer my Personal Data to Exult Inc., whose principal place of business is 4 Park Plaza, Suite 1000, Irvine, California, USA, for the purposes of my employment by the Company, Exult, Inc., or another member of the Exult Group, and for the maintenance of an employment and benefits database for the Exult Group. "Exult Group" means the Company, Exult, Inc., or any of their subsidiaries or affiliates worldwide. I understand that I will have exactly the same rights to access, correct or have erased any Personal Data transferred to Exult, Inc. as I do under the UK Data Protection legislation with respect to any Personal Data held by Exult Ltd.

For purposes of this letter, "Personal Data" means data which relate to me and
(a) from which I can be identified, or (b) from which, together with other information which is in the possession of, or is likely to come into the possession of, Exult Ltd and/or Exult, Inc., I can be identified. I understand that Personal Data also includes for these purposes information relating to my racial or ethnic origin and physical or mental health or condition (including any disability) and I expressly give my consent to the processing and transfer of this kind of data for those stated purposes.


Signed                                    Date
      --------------------------------        ----------------------------------

EQUAL OPPORTUNITY POLICY

MONITORING AND INFORMATION SHEET

Surname:                                    Forename(s):
        --------------------------------                ------------------------


Job Applied for:
                 ---------------------------------------

In order to ensure the Company's continued development of its declared Equal Opportunity Employment Policy and to provide other essential information, if you are appointed, you are asked to provide the following information by ticking the appropriate boxes and completing the details requested.

The information will be treated as confidential and will not be used in the selection process.

Please tick one box only in each section


A ETHNIC ORIGIN.        I would describe my ethnic or cultural origin as:

         WHITE                  | |        WHITE IRISH*                 | |

                                           (* This category has
                                           been included in
                                           accordance with CRE
                                           guidelines, for the
                                           purpose of monitoring
                                           discrimination
                                           against Irish People)

         BLACK - AFRICAN        | |        BLACK - CARIBBEAN            | |

         BLACK - OTHER          | |        INDIAN                       | |
         (PLEASE SPECIFY)

         PAKISTANI              | |        BANGLADESHI                  | |

         CHINESE                | |

                                           OTHER MINORITY ETHNIC        | |
                                           GROUPS (PLEASE SPECIFY)

B GENDER: Are you:     Female   | |        Male | |

How do you wish to be addressed?           Miss, Ms, Dr, Mr, Mrs,
                                           Other, Please Specify?

                                                ------------------------

C DATE OF BIRTH                 | | | | | |

D NATIONAL INSURANCE NUMBER     | | | | | | | | | | | | | | | | | |

E DISABILITY

I am not disabled      | |      I am disabled     | |

If you require any reasonable adjustments to be made to your working environment or to the arrangements made for your working, please give details.

-------------------------------------------

Please give the name of the publication in which you saw this post advertised, or otherwise indicate how it was brought to your attention


Signature:                                    Date
          ---------------------------------       ------------------------------